PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-37980
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)


                               [graphic omitted]






                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                     Primary
                                                                        Share        Trading
                Name of Company                          Ticker        Amounts        Market
     ----------------------------------------------      -------       --------      ---------
     Agere Systems Inc.                                    AGR       0.1101369864      NYSE
     American International Group, Inc.                    AIG             2           NYSE
     Astrazeneca p.l.c. *                                  AZN             4           NYSE
     AT&T Corp.                                             T             1.2          NYSE
     AVAYA Inc.                                            AV           0.3333         NYSE
     BellSouth Corporation                                 BLS             5           NYSE
     BP p.l.c. *                                           BP              3           NYSE
     Bristol-Myers Squibb Company                          BMY             3           NYSE
     BT Group p.l.c.                                       BT              2           NYSE
     Cisco Systems, Inc.                                   CSCO            3          NASDAQ
     Citigroup Inc.                                         C              3           NYSE
     Comcast Corporation                                   CMCSA        1.941         NASDAQ
     The Coca-Cola Company                                 KO              3           NYSE
     Dell Inc.                                             DELL            5          NASDAQ
     Deutsche Telekom AG *                                 DT              5           NYSE
     Eli Lilly and Company                                 LLY             2           NYSE
     EMC Corporation                                       EMC             2           NYSE
     Exxon Mobil Corporation                               XOM             4           NYSE
     France Telecom *                                      FTE             2           NYSE
     General Electric Company                              GE              3           NYSE
     GlaxoSmithKline p.1.c.                                GSK             3           NYSE
     Hewlett-Packard Company                               HPQ             4           NYSE
     Home Depot, Inc.                                      HD              4           NYSE
     Intel Corporation                                    INTC             2          NASDAQ
     International Business Machines Corporation           IBM             2           NYSE
     JDS Uniphase Corporation                             JDSU             2           NASDAQ
     Johnson & Johnson                                     JNJ             4           NYSE
     LM Ericsson Telephone Company *                      ERICY           0.9         NASDAQ
     Lucent Technologies Inc.                              LU              4           NYSE
     McDATA Corporation                                   MCDTA       0.073613802      NASDAQ
     Medco Health Solutions                                MHS          0.3618         NYSE
     Merck & Co., Inc.                                     MRK             3           NYSE
     Microsoft Corporation                                MSFT             6          NASDAQ
     Morgan Stanley                                        MWD             2           NYSE

                                                                             (continued on following page)




                                                                                      Primary
                                                                         Share        Trading
                 Name of Company                         Ticker        Amounts        Market
     -----------------------------------------------      -------       --------      ---------
     Nippon Telegraph and Telephone Corporation *           NTT             3            NYSE
     Nokia Corp. *                                          NOK             4            NYSE
     Nortel Networks Corporation                             NT             2            NYSE
     Novartis AG *                                          NVS             5            NYSE
     Oracle Corporation                                     ORCL            4           NASDAQ
     Pfizer Inc.                                            PFE             4            NYSE
     Qwest Communications International Inc.                 Q              4            NYSE
     Royal Dutch Petroleum Company  *                        RD             3            NYSE
     SBC Communications Inc.                                SBC             4            NYSE
     Sony Corporation *                                     SNE             2            NYSE
     Sun Microsystems, Inc.                                 SUNW            4           NASDAQ
     Syngenta AG                                            SYT        1.038608908       NYSE
     Texas Instruments Incorporated                         TXN             3            NYSE
     The St. Paul Travelers Companies, Inc.                 STA         0.17158726       NYSE
     Time Warner Inc.                                       TWX             6            NYSE
     TOTAL S.A. *                                           TOT             2            NYSE
     Toyota Motor Corporation *                              TM             2            NYSE
     Verizon Communications                                  VZ             4            NYSE
     Viacom Inc. Class B                                   VIA.B            3            NYSE
     Vodafone Airtouch p.l.c. *                             VOD             5            NYSE
     Wal-Mart Stores Inc.                                   WMT             4            NYSE
     Zimmer Holdings, Inc.                                  ZMH            0.3           NYSE

     ------------------------------------------
     * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.


       The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.